Exhibit 10.24

[Advance Biofactures Corporation Letterhead]

November 15, 2018

Dr. Ronald E. Law

Re: Offer of employment

Dear Dr. Law:

I am pleased to offer you a position with Advance Biofactures Corporation (“Advance Biofactures”) as Senior Vice President of Business Development and Licensing. If you accept this offer, you will begin employment with us on November 15, 2018.  As Senior Vice President of Business Development and Licensing, you will report directly to me, in my capacity as President of Advance Biofactures.  Your primary workplace shall be your home office in Lake Barrington, Illinois, and you will travel to Advance Biofactures’s headquarters in Lynbrook, New York as needed.

If you decide to join us, your twice monthly compensation will be $11,250.00, which equates to an annual salary of $270,000.00, and which will be paid, less applicable withholdings and deductions, in accordance with Advance Biofactures's normal payroll procedures on the middle of the month and end of the month.  The first payday is November 30, 2018.  Your position will be at 75% of full time and will be exempt from eligibility for overtime pay.

You will also receive a signing bonus in the amount of $75,000.00, less applicable withholdings and deductions, to be paid within four (4) weeks after you commence employment, provided you remain employed as of the payment date.

Subject to Board approval and the terms of the Amended and Restated 2001 Stock Option Plan, you will be awarded options to purchase 50,000 shares in BioSpecifics Technologies Corp., our parent company, that will vest over four years commencing on the first anniversary of your start date.  All of our employees, including myself, are technically employed by Advance Biofactures.

You will also receive a bonus in the form of a cash payment of $25,000.00, and options to purchase 25,000 shares in BioSpecifics Technologies Corp., after the execution of a non-collagenase in-licensing agreement (including Genascence) which has first been duly approved by the Board of Directors of BioSpecifics Technologies Corp.  The cash payment of $25,000.00 shall be payable to you within fifteen (15) business days after the execution of said Board-approved non-collagenase in-licensing agreement.  The options to purchase said 25,000 shares will vest over four years commencing on the first anniversary of signing said Board-approved non-collagenase in-licensing agreement.

Dr. Ronald E. Law
November 15, 2018

You may be eligible to participate in those employee benefit plans that Advance Biofactures maintains, in accordance with the terms and eligibility requirements of those plans.  Currently Advance Biofactures maintains a medical insurance plan.  In addition, you will be eligible for ten (10) days of vacation each year, to be taken in accordance with Advance Biofactures's vacation policy. Advance Biofactures may modify salary and benefits, as well as its employment policies, from time to time as it deems necessary.

Upon your presentation of reasonably acceptable documentation of expenses, Advance Biofactures will reimburse you for internet, phone, and computer services related to business communications.  Advance Biofactures will also reimburse you for business travel.  For travel under four hours, Advance Biofactures will reimburse you for economy-level seating.  For travel over four hours, Advance Biofactures will reimburse you for business- or first-class seating.

You agree that you will resign as Oramed Pharmaceuticals Inc.’s and any and all of its parents’, subsidiaries’, and affiliates’ (collectively, “Oramed”) Chief Strategy Officer before you commence employment with Advance Biofactures.  Advance Biofactures will permit you to continue to serve as an advisor to Oramed, subject to the following conditions: (1) any work you do for Oramed will not interfere with, or limit, the time you spend on your duties for Advance Biofactures; (2) any activity you engage in on behalf of entities other than Advance Biofactures will be on the “sell” side of the industry, and you will take all appropriate steps to ensure conflicts of interest do not arise, except that, subject to clause (3) below in this paragraph, you may continue to do work for Oramed solely in the area of oral peptides on either the “buy” side or the “sell” side of the industry; and (3) any relationship between you and Oramed will terminate on or before one year after the date you sign this agreement.

Advance Biofactures is excited about the prospect of you joining the company and looks forward to a beneficial and fruitful relationship. Nevertheless, you should be aware that your employment with Advance Biofactures is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or no reason at all. Similarly, Advance Biofactures is free to terminate its employment relationship with you at any time, for any legal reason, with or without cause and with or without notice.  We request that, in the event of your resignation, you give Advance Biofactures at least thirty days’ notice.  By accepting this offer of employment, you agree that your employment is at-will, and acknowledge that no one, other than the President of Advance Biofactures, has the authority to promise you, either orally or in writing, anything to the contrary.  Any such agreement must be in writing and signed by both you and the President of Advance Biofactures to be effective.

Dr. Ronald E. Law
November 15, 2018

Our offer to you is contingent upon: (1) satisfactory verification of your references; (2) satisfactory completion of your background check (a consent form for which will be provided under separate cover); (3) your providing adequate documentation that you are authorized to work in the United States; and (4) your execution of the Confidentiality and Inventions Assignment Agreements which will be provided to you by Advance Biofactures.

You represent and agree that: (i) you are not a party to or subject to any restrictive covenants, legal restrictions or other agreements in favor of any entity or person, including, but not limited to, Oramed, that would in any way preclude or limit your ability to work for Advance Biofactures, including, but not limited to, employment agreements, non-competition agreements, non-solicitation agreements or confidentiality agreements, except that, pursuant to a limited non-compete agreement between you and Oramed, you are prohibited from competing with Oramed in the area of oral peptides, and you represent and agree that you will not do any work for Advance Biofactures in the area of oral peptides during any period during which such restriction applies pursuant to said agreement between you and Oramed; (ii) as of the date hereof, you are not in breach of any obligation owed to any former or current employer including, but not limited to, Oramed (including, but not limited to, any obligation to not use or disclose confidential information of a former or current employer); (iii) you will not breach any such obligation or agreement covered in (i) and (ii) by accepting employment with Advance Biofactures; and (iv) you have returned to all prior employers including, without limitation, Oramed or (if permitted) destroyed any confidential or proprietary information belonging to such employers.  You agree not to bring any third party confidential information to Advance Biofactures, including that of any former employer including, without limitation, Oramed, and you agree that in performing your duties for Advance Biofactures you will not in any way utilize any such information.

Any controversy arising out of or relating to your employment with Advance Biofactures, this letter agreement or the breach of this letter agreement shall be settled by binding arbitration in New York, New York in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”) (before a single arbitrator) and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The AAA rules may be accessed at https://www.adr.org/sites/default/files/EmploymentRules_Web.pdf. Any award made by such arbitrator shall be final, binding and conclusive on the parties for all purposes. This arbitration clause shall not apply to workers’ compensation claims, unemployment insurance claims or any claim which is not subject to mandatory arbitration by law. THE PARTIES HEREBY WAIVE THEIR RIGHTS TO HAVE ALL SUCH CLAIMS FILED IN COURT INCLUDING THE RIGHT TO A JURY TRIAL.

Dr. Ronald E. Law
November 15, 2018

This letter shall be governed by the law of the State of New York without regard to its provisions regarding conflict or choice of law.  The terms described in this letter replace all prior agreements, understandings, and promises between you and Advance Biofactures concerning the terms and conditions of your employment. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by Advance Biofactures's President and by you.

To indicate your acceptance of this offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records.

Dr. Ronald E. Law
November 15, 2018

We look forward to your favorable reply and to working with you at Advance Biofactures.

Sincerely,

/s/ Thomas Wegman
Thomas Wegman, President

I understand and agree to the foregoing terms and conditions of employment with Advance Biofactures.  I further understand that I am employed at will and that I or Advance Biofactures may terminate my employment at any time and for any lawful reason with or without notice.

/s/ Ronald E. Law
Dr. Ronald E. Law

Date: November 15, 2018